Exhibit 21.1

SUBSIDIARIES OF TRANSPORT AMERICA, INC.

Name	Jurisdiction of Incorporation or Organization
Transport Corporation of America, Inc.	Minnesota
Southern Cal Transport, LLC	Alabama